UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2013 (November 15, 2013)

Monarch Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-49814	04-3627031
State or other jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

375 North Willowbrook Road, Coldwater, MI 49036

(Address of principal executive offices) (Zip Code)

(517) 278-4566

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 Unregistered Sales of Equity Securities.

On November 15, 2013, the Company completed its offering of 8,250,000 shares of its newly issued common stock. The shares were issued at a purchase price of $2.00 per share, for aggregate consideration of $16.5 million. The closing of the offering occurred contemporaneous with the closing of the series of transactions between the Company and the Department of Treasury pursuant to which (i) the Department of Treasury exchanged 6,785 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and a warrant to purchase up to 52,192.40 shares of the Company’s common stock for approximately 2,272,600 shares of Monarch’s common stock and (ii) third party purchasers, with the consent of Monarch, purchased approximately 2,272,600 shares of common stock from the Department of Treasury for a purchase price of $4,545,200. In addition to funding the Department of Treasury transaction, the proceeds of the offering will be used to pay the expenses of the offering, recapitalize the Company’s wholly-owned subsidiary, Monarch Community Bank and to support the ongoing growth of the bank. The Company reimbursed the placement agents for the offering for their fees and expenses, and the placement agents received additional aggregate consideration of approximately $883,000, or 5.35% of the proceeds of the offering.

The newly issued shares of common stock were issued only to accredited investors, and the issuance was completed in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and the safe harbor provisions of Rule 506 of Regulation D promulgated thereunder.

ITEM 8.01 Other Events.

On November 15, 2013, the Company issued a press release announcing the completion of its offering of 8,250,000 shares of its newly issued common stock. The shares were issued at a purchase price of $2.00 per share, for aggregate consideration of $16.5 million.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number

99.1	Press Release, dated November 15, 2013 issued by Monarch Community Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH COMMUNITY BANCORP, INC.

Dated: November 15, 2013	/s/ Richard J. DeVries
Richard J. DeVries
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated November 15, 2013 issued by Monarch Community Bancorp, Inc.